Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

	Incorporated	Holding Company (1)
Subsidiary Name	Location	or Subsidiary (2)	Percentage Owned
Diodes Taiwan Inc.	Taiwan	2	100%
Shanghai Kai Hong Electronic Co., Ltd.	China	2	95%
Diodes FabTech Inc.	Delaware	2	100%
Diodes Hong Kong Limited	Hong Kong	2	100%
Shanghai Kai Hong Technology Co., Ltd.	China	2	95%
Anachip Corp.	Taiwan	2	99.81%
Diodes International B.V.	Netherlands	1	100%
Diodes Hong Kong Holding Company Limited	Hong Kong	1	100%
Diodes Germany GmbH	Germany*	2	100%
Diodes United Kingdom Limited	United Kingdom*	2	100%
Diodes Korea Inc.	Korea	2	100%
Diodes France SARL	France	2	100%
Diodes Zetex Hong Kong Limited	Hong Kong	2	100%
Diodes Investment Company	Delaware	1	100%
Diodes Holding UK Limited	United Kingdom	1	100%
Diodes Zetex Semiconductors Limited	United Kingdom	2	100%
Diodes Zetex Neuhaus GmbH	Germany	2	100%
Diodes Zetex GmbH	Germany	2	100%
Zetex Inc.	New York	2	100%
Zetex Chengdu Electronics Limited	China	2	32.64%
Diodes Zetex (Asia) Limited	Hong Kong	2	100%
Diodes Zetex UK Limited	United Kingdom	2	100%
Diodes Zetex Limited	United Kingdom	2	100%
Diodes Zetex Asia Pacific Limited	British Virgin Island*	2	100%
Diodes Zetex Asia Pacific Ventures Limited	British Virgin Island*	2	100%
Diodes Chinatex Limited	British Virgin Island*	2	100%
Diodes Zetex Procurement AP Limited	Hong Kong*	2	100%
Diodes Torus Network Products Limited	United Kingdom*	2	100%
Diodes Knaves Beech Securities Limited	United Kingdom*	2	100%
Diodes Seal Semiconductors Limited	United Kingdom*	2	100%
Diodes Fast Analog Solutions Limited	United Kingdom*	2	100%
Diodes Zetex Investment Limited	United Kingdom*	2	100%
Telemetrix Share Scheme Trustees Limited	United Kingdom*	2	100%
Diodes Telemetrix Investments Limited	United Kingdom*	2	100%
Diodes Telemetrix Securities Limited	United Kingdom*	2	100%
Diodes Westward Technology Limited	United Kingdom*	2	100%

*	Dormant subsidiary